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              BANK OF BOSTON CORPORATION            EXHIBIT 12(b)
         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                        (Including Interest on Deposits)

  The Corporation's ratios of earnings to fixed charges (including interest on deposits) for the nine months ended September 30, 1994 and 1993 and for the five years ended December 31, 1993 were as follows:

                                        Nine Months                                          Years
                                           Ended                                             Ended
                                       September 30                                        December 31
                                  -----------------------      ---------------------------------------------------------------------
(Dollars in thousands)
                                       1994          1993           1993           1992           1991           1990           1989
                                  ---------     ---------      ---------      ---------      ---------      ---------      ---------
Net  income (loss)              $   314,609   $   196,514    $   299,026    $   278,881    $  (113,155)   $  (468,248)   $   138,114

Extraordinary items, net of
     tax                              6,535                                     (72,968)        (7,758)       (43,649)
Cumulative effect of changes
     in accounting principles,
     net of tax                                   (24,203)       (24,203)
Income tax expense (benefit)        255,113       135,461        214,683        152,781        (57,990)         2,579         84,951
                                  ---------     ---------      ---------      ---------      ---------      ---------      ---------

     Pretax earnings (loss)     $   576,257   $   307,772    $   489,506    $   358,694    $  (178,903)   $  (509,318)   $   223,065
                                  =========     =========      =========      =========      =========      =========      =========

Fixed charges:
     Portion of rental
      expense(net of sublease
      rental income) which
      approximates theinterest
      factor                         20,068        20,338         27,063         28,159         30,370         38,747         35,482


Interest on borrowed funds          692,591       255,092        377,874        344,908        361,510        592,028      1,081,007


Interest  on deposits               815,592       766,132      1,015,956      1,406,742      1,808,436      2,420,296      2,243,854
                                  ---------     ---------      ---------      ---------      ---------      ---------      ---------


          Total fixed charges     1,528,251     1,041,562      1,420,893      1,779,809      2,200,316      3,051,071      3,360,343
                                  ---------     ---------      ---------      ---------      ---------      ---------      ---------

Earnings (for ratio
 calculation)                   $ 2,104,508   $ 1,349,334    $ 1,910,399    $ 2,138,503    $ 2,021,413    $ 2,541,753    $ 3,583,408
                                  =========     =========      =========      =========      =========      =========      =========


Total fixed charges             $ 1,528,251   $ 1,041,562    $ 1,420,893    $ 1,779,809    $ 2,200,316    $ 3,051,071    $ 3,360,343
                                  =========     =========      =========      =========      =========      =========      =========

Ratio of earnings to fixed
     charges                           1.38          1.30           1.34           1.20            .92            .83           1.07
                                  =========     =========      =========      =========      =========      =========      =========

  For purposes of computing the consolidated ratio of earnings to fixed charges "earnings" represent income (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (including interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Ratios for the periods presented reflect the reclassification, where appropriate, of Brazilian translation gains and losses more fully discussed in Note 11 to the Financial Statements.